Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT FOR CHIEF EXECUTIVE OFFICER

THIS AGREEMENT is made on the 10th day of April 2024

This Amended and Restated Employment Agreement (this “Agreement”), effective as of April 10, 2024 (the “Effective Date”), is entered into by and between Aureus Greenway Holdings Inc., a Nevada corporation (the “Company”), and ChiPing Cheung of 2995 Remington Blvd, Kissimmee, FL 34744 (the “Employee”). The Company and the Employee shall hereinafter collectively be referred to as the “parties” and, where the context permits, each as a “party”.

Recitals

A. Whereas, Company and the Employee entered into that certain Employee Agreement, dated April 10, 2024, as amended (collectively, the “Original Agreement”);

B. Whereas, the parties amended and restate the Original Agreement, in its entirety as of the date first set above (the “Agreement”).

C. Whereas, the parties mutually wish to amend and restate the Original Agreement, in its entirety, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

Agreement

1.	INTERPRETATION

1.01	In this Agreement, Unless the context requires otherwise:

“Board” means the board of directors of the Company from time to time;

“Confidential Information” means all information, know-how and records (in whatever form held) that is confidential or not generally known in any way in connection with the business of the Company including (without prejudice to the generality of the foregoing) all drawings, data, customer & supplier lists, sales information, business plans and forecasts and all technical or other expertise and all computer software and all accounting and tax records, correspondences, orders and enquiries;

“Group” means the Company and its subsidiaries from time to time and “member of the Group” shall be construed accordingly;

“month” means calendar month;

“year” means calendar year.

1.02	References herein to “Clauses” are to Clauses in this Agreement unless the context requires otherwise.

1.03	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.04	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	APPOINTMENT AND TERM

2.01	The Company hereby engages the Employee as and the Employee hereby agrees to assume the position of Chief Executive Officer of the Company upon and subject to the terms and conditions of this Agreement. The Employee’s appointment hereunder shall be effective as of the date hereof.

2.02	This Agreement shall be effective from the date hereof and shall continue for a period of 3 years unless earlier terminated pursuant to Clause 7. Following each 3 years term, this Agreement shall automatically renew for subsequent 3 year terms until earlier terminated in accordance with Clause 7.

3.	DUTIES

The Employee shall, during the continuance of this Agreement:-

(a)	remain responsible for planning and execution of the Group’s strategies, managing of overall operations of the Group’s country golf clubs and setting the Group’s strategic decisions;

(b)	attend business trips to carry out work for the Group as and when required;

(c)	promote the business of and act at all times in the best interests of the Group;

(d)	carry out his duties under this Agreement faithfully, diligently and in a professional manner; and

(e)	carry out all such other duties and responsibilities as the Board shall reasonably determine and designate from time to time.

4.	REMUNERATION

4.01	The remuneration of the Employee shall consist of the following components:-

(a)	Compensation:
A basic salary of US$60,000 per annum payable in arrears at the end of each calendar month provided that where the Employee’s engagement hereunder is less than one full month, the basic monthly salary in respect of that month shall be paid on a pro rata basis;

(b)	Bonus.
Employees bonus is calculated as follows:

(i)	in respect of every financial year of the Company beginning on December 31, 2024 (which expression shall include any other period after the time for which the Company’s accounts are made up) during the whole of which the Employee has served the Company hereunder, a bonus equal to ten per cent. (10%) of the net profits earned by the Group during such year, but in any event a bonus of not less than US$50,000. Beginning January 1, 2025 such bonus shall be paid only on a pro rata basis in respect of any financial year during a portion only of which the Employee has so served the Company unless employment shall have been terminated pursuant to Clause 7.04 hereof, in which case no bonus is payable;

(ii)	the net profits of the Company for the purposes of this Clause 4 shall be calculated after deducting all usual charges and expenses of the business including all remuneration by way of percentage of the net profits of the Company paid during that year and referable to the prior year’s results but before deducting any tax or duty for the time being charged upon or payable in respect of or measured by profits. Any capital profit realised or loss incurred not in the ordinary course of business of the Company shall not be included in or deducted from net profits for the purpose of this Clause 4;

(iii)	any question or dispute as to the amount payable by the Company to the Employee by way of percentage of net profits hereunder shall be referred to the auditors for the time being of the Company (acting as experts and not as arbitrators) to certify the amount payable and their certificate shall be final and conclusive; and

(iv)	any sum becoming payable by the Company to the Employee by way of percentage of net profits in respect of any such financial year shall be payable within twenty-one (21) days after the Company’s accounts for such year have been audited and certified, or in the case of dispute or question as to the amount payable within twenty-one (21) days after the said auditors shall have certified the amount so payable.

4.02	The Employee shall be reimbursed by the Company for all reasonable travel, entertainment and other out-of pocket expenses that have been properly incurred by the Employee in the performance of his duties hereunder provided that any such claim for reimbursement made by the Employee shall be supported by the relevant receipts and/or any other documentary evidence as the Company may reasonably require.

5.	SHARE OPTION SCHEME

The Employee shall be entitled to participate in any employee share option scheme of the Group (if any). The Board shall, in its sole and absolute discretion, determine the timing of the granting of such share options to the Employee, the number of shares covered by such share options and the precise terms and conditions governing the same.

6.	HOLIDAY, ANNUAL LEAVE AND OTHER BENEFITS

6.01	The Employee shall be entitled to 20 days’ paid annual leave in each year of the Employee’s engagement hereunder to be taken at such time or times as the Board shall consider most convenient having regard to the requirements of the business of the Group. Subject to the approval of the Board, not more than 50% of any untaken annual leave may be carried forward to a subsequent year.

6.02	The Employee shall be entitled to participate in the retirement scheme of the Group, if any.

7.	TERMINATION

7.01	Each party shall have the right to terminate this Agreement without cause any time following 1 year from the date hereof (assuming the term of this Agreement is extended) by giving the other not less than two (2) months’ prior written notice or payment in lieu of notice. Each party shall have the right to terminate this Agreement at any time if the Employee ceases to hold shares in the Company by giving to the other three (3) months’ prior written notice or payment in lieu of notice. Other than stated herein or with cause, this Agreement shall not be terminable by either party within the first twelve months of this Agreement.

7.02	Termination for whatever reason shall not relieve the Parties of their respective obligations arising or accrued prior to termination or of obligations which expressly or by necessary implication continue after termination.

7.03	The Employee hereby undertakes to the Company that upon termination of this Agreement for whatever reason or at any time thereafter, the Employee shall at the request of the Company resign as a director on the board of any member of the Group (if any) and from any other offices for the time being held by the Employee in any member of the Group (if any) without any claim for compensation for loss of such office(s) except as provided by this Agreement.

7.04	If at any time during the term of his employment hereunder the Employee:

(a)	is guilty of or commits any serious misconduct which in the absolute opinion of the Board is in any way detrimental to the interests of any member of the Group;

(b)	is in material breach of any of the terms of this Agreement;

(c)	commits any act of bankruptcy or becomes insolvent or makes any arrangements or composition with his creditors generally;

(d)	is convicted of any criminal offence involving his integrity or honesty; or

(e)	embezzles or misappropriates the funds of any member of the Group;

the Company may terminate this Agreement forthwith without any notice or payment in lieu of notice and upon such termination the Employee shall not be entitled to any bonus or any payment whatsoever (other than the Employee’s basic monthly salary actually accrued due and payable and any other entitlements as provided under the laws of the United States of America including, without limitation, under the Employment Ordinance) for or in respect of the then current year of service or to claim any compensation or damages for or in respect of or by reason of such determination.

7.05	The Company may terminate the Employee’s employment if the Employee’s mental or physical condition, including alcohol and / or substance abuse, renders the Employee incapable of performing his duties under this Agreement in a manner reasonably satisfactory to the Company’s board of directors for a period of more than ninety (90) days; however, the Company shall continue to employ the Employee, without pay or other remuneration, if such employment is necessary for the continuance of the Employee’s disability benefits.

7.06	The parties hereby acknowledge and agree that upon termination of this Agreement, Clauses 1, 8, 9 and 11 shall survive and shall continue to be legally binding on the parties.

8.	CONFIDENTIAL INFORMATION

8.01	The Employee shall not at any time during the term of his appointment hereunder or after the termination of this Agreement without limit in point of time:-

(i)	use, take away, conceal or destroy any Confidential Information for his own purpose or for any purpose other than that of the Group; or

(ii)	divulge or communicate to any person any Confidential Information except to those of the employees or officials of the Group whose province is to know the same; or

(iii)	through any failure to exercise all due care skill and attention cause any unauthorised disclosure of any Confidential Information, including without limitation Confidential Information:-

(a)	relating to the dealings, organisation, business, finance, transactions or any other affairs of the Group or its clients or customers; or

(b)	in respect of which any such company is bound by an obligation of confidence to any third party; or

(c)	relating to the working of any process or invention which is carried on or used by any company in the Group or which he may discover or make during the appointment hereunder;

but so that these restrictions shall cease to apply to any information or knowledge which may (otherwise than through the default of the Director) become available to the public generally or otherwise required by law or any applicable regulations to be disclosed.

8.02	All notes, memoranda, records and writings made by the Employee in relation to the business of the Group or concerning any of his dealings or affairs or the dealings or affairs of any clients or customers or investments of the Group shall be and remain the property of the Group and shall be handed over by him to the Company (or to such other company in the Group as the Company may direct) from time to time on demand and in any event upon his leaving the service of the Company and the Employee shall not retain any copy thereof.

9.	RESTRICTIVE COVENANTS

9.01	The Employee shall not either during the continuance of his employment hereunder or at any time thereafter divulge to any person whomsoever or to any body corporate or unincorporated and shall use his best endeavours to prevent the unauthorized publication or disclosure of any trade secret or any confidential information concerning the business or finances of any member of the Group or any of its dealings, transactions or affairs which may come to his knowledge during or in the course of his employment hereunder.

9.02	Forthwith upon the termination of the employment of the Employee hereunder, and/or at any other time if the Company shall so request, the Employee shall deliver to the Company all documents (including correspondence, lists of customers, notes, memoranda, plans, drawings and other documents of whatsoever nature) models or samples made or compiled by or delivered to the Employee during his employment hereunder and concerning the business, finances or affairs of any member of the Group. For the avoidance of doubt it is hereby declared that the legal ownership over all such documents as aforesaid shall at all times be vested in the relevant member of the Group.

9.03	The Employee shall not at any time during the continuance of his employment hereunder or for a period of 6 months thereafter in any place where the Group carries on business or be employed, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise and whether alone or jointly with others in any business that is in competition with the business of any member of the Group (other than as a holder of not more than two per cent (2%) of the issued shares or debentures of any company listed on any recognized stock exchange).

9.04	The Employee shall not at any time during the continuance of his employment hereunder or for a period of 6 months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or unincorporated in competition with any member of the Group directly or indirectly employ, solicit or entice away from any member of the Group any person or body corporate or unincorporated who now is or at any time during or at the date of the termination of the said employment may have become a customer or supplier or prospective customer or supplier of any member of the Group and with whom the Employee had personal contact or dealings during his said employment.

9.05	The Employee shall not at any time during the continuance of his employment hereunder or for a period of 6 months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or unincorporated directly or indirectly solicit or entice away from any member of the Group or employ or otherwise engage any person who now is or at any time during or at the date of the termination of the said employment may have become an employee of any member of the Group and with whom the Employee had contact during the said employment.

9.06	While the restrictions contained in Clause 9 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interest of the Company but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

10.	FORMER SERVICE AGREEMENTS

10.01	This Agreement shall be in substitution for and supersedes any previous service agreements, arrangements or undertakings entered into between any company in the Group and the Employee and for any terms of employment previously in force between any such company and the Employee.

10.02	The Employee hereby acknowledges that he has no claim of any kind against any company in the Group and without prejudice to the generality of the foregoing he further acknowledges that he has no claim for damages against any company in the Group for the termination of any previous service agreements, arrangements or undertakings for the sole purpose of entering into this Agreement.

10.03	The terms hereof may not be modified, altered, varied or added to except by agreement in writing signed by the parties hereto. None of the rights or duties of the Employee under this Agreement may be assigned, transferred or sub-contracted.

10.04	This Agreement embodies all of the terms and provisions of and relating to the appointment of the Employee by the Company.

11.	GENERAL PROVISIONS

11.01	Any notice, demand or other communication from the Company to the Employee:-

(a)	may be sent by personal delivery, post, facsimile or other written form of electronic communication to the last known address of the Employee as the case may be;

(b)	if sent by post to an address in the United Staes of America shall be treated as served on the second day following dispatch;

(c)	if sent by facsimile or other form of electronic communication, shall be treated as served at the time of sending.

Any notice by the Employee to the Company may only be sent by personal delivery or post addressed to the Company and will only be effective when received.

11.02	Any accommodation or indulgence or failure to enforce a right shall not be construed as a waiver of the right of any party exercisable under this Agreement unless a waiver shall be specifically stated in writing signed by the party to be charged.

11.03	No amendments or changes shall be made to this Agreement unless agreed to in writing between the parties.

11.04	This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the parties hereby submit to the exclusive jurisdiction of the courts of the State of New York.

11.05	The formation, validity, performance and interpretation of this Agreement and of each Clause herein and part hereof shall be governed by the laws of the State of New York and the parties agree to submit to the non-exclusive jurisdiction of the courts of the State of New York.

11.06	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Signatures received by facsimile, PDF file or other electronic format (including DocuSign) shall be deemed to be original signatures.

[Signature Page Follows]

SIGNED by
for and on behalf of
Aureus Greenway Holdings Inc	By:	/s/ SamWai Sing Lui
	Name:	Sam Wai Sing Lui
	Title:	Chief Financial Officer
	Address:	2995 Remington Boulevard, Kissimmee, Florida 34744

SIGNED by
CHIPING CHEUNG	By:	/s/ ChiPing Cheung
	Name:	ChiPing Cheung
	Title:	Chief Executive Officer
	Address:	2995 Remington Blvd, Kissimmee, FL 34744